Exhibit 10.10
FIRM GAS GATHERING AGREEMENT
BETWEEN
AMERICAN MIDSTREAM (SEACREST) LP
AND
CONTANGO RESOURCES COMPANY
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contract No.
Private and Confidential
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contract No.
Private and Confidential
FIRM GAS GATHERING AGREEMENT
     This Firm Gas Gathering Agreement is entered into as of August 1, 2008 (hereinafter the “Effective Date”), by and between Enbridge Offshore Pipelines (Seacrest) L.P. (“Gatherer”), a Texas limited partnership, and Contango Resources Company, a Delaware corporation (“Contango” or “Shipper”).
W I T N E S S E T H:
     WHEREAS, Gatherer desires to gather for Shipper, and Shipper desires for Gatherer to gather on a firm basis, certain quantities of Gas; and
     WHEREAS, Gatherer and Shipper wish to set forth in this agreement the specific terms and conditions under which Gatherer will provide such a firm gathering service to Shipper;
     NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, Shipper and Gatherer do hereby stipulate and agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Specific Terms. As used throughout this Agreement, including the exhibits and attachments hereto, the following capitalized terms shall have the meanings ascribed below.
“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person in question. As used herein, the term “control” (including its derivatives and similar terms) means owning, directly or indirectly, 50% or more of the interest in any such relevant Person. The term Affiliate shall also include member(s) of the Parties, their member(s) and any Affiliates of such Persons.
“Agreement” means this Firm Gas Gathering Agreement (including any exhibits, supplements or other attachments hereto), as amended, restated, supplemented or otherwise modified from time to time.
“Authorized Overrun” shall have the meaning set forth in Section 4.3 of Article IV.
“British Thermal Unit” or “Btu” means one British Thermal Unit and, where appropriate, shall mean the plural thereof. One Btu is defined as the amount of heat required to raise the temperature of one pound of pure water one degree Fahrenheit from a starting point of fifty-eight and five-tenths degrees Fahrenheit, under a constant pressure of 14.73 psia.
“Claim” means any claim, liability, loss, demand, damages, lien, cause of action of any kind, obligation, costs, royalty, fees, assessments, penalties, fines, judgment, interest and award
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(including recoverable legal counsel fees and costs of litigation of the Person asserting the Claim), whether arising by law, contract, tort, voluntary settlement or otherwise
“Contract Year” means each consecutive twelve Month period beginning with the Effective Date of this Agreement or, if the Effective Date does not fall on the first Day of a Month, then with the first Day of the Month following the Effective Date.
“Day” means a period of twenty-four (24) consecutive hours, beginning at 9:00 a.m. Central Time, or at such other hour as the Gatherer and Shipper mutually agree.
“Dekatherm” or “Dth” means one million (1,000,000) Btus.
“Demand Fee” shall have the meaning set forth on Exhibit E.
“Dispute” means any dispute or controversy arising out of this Agreement or the performance of this Agreement, including a Claim under this Agreement and any dispute or controversy regarding the existence, construction, validity, interpretation, enforceability or breach of this Agreement.
“Downstream Transportation” means transportation or receipt of Gas immediately downstream of the Point of Delivery.
“Downstream Transporters” means any transporter or other receiving facility, including without limitation the Burns Point Processing Plant, immediately downstream of the Point of Delivery.
“Effective Date” means the date of this Agreement.
“Equivalent Thermal Quantity” means the quantity of Gas measured in Mcf received by Gatherer at the Point of Receipt during any given period of time, multiplied by the applicable Btu content of such Gas adjusted for the thermal equivalent of retainage by Gatherer of Shipper’s pro rata share of Fuel Usage Quantities and lost-and-unaccounted-for gas associated with the operation of the Gathering System.
“Event of Default” or “Default”, to the extent not otherwise excused herein pursuant to Article VII of Exhibit C hereto, means the failure by either Party to perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when such failure has not been remedied within thirty (30) Days after receipt of written notice of such non-performance or non-compliance. Such Default may result in termination of this Agreement pursuant to Article XI of this Agreement.
“Firm Capacity MDQ” means, with respect to each Day during the term of this Agreement, the maximum daily quantity (expressed in Mcf/d) of Production during such Day that Gatherer shall be required to gather as a Firm Service on the Gathering System pursuant to this Agreement, as conditioned by the curtailment provisions of Article II of Exhibit C and as more particularly set forth in the production profile of Exhibit D hereto, as may be amended from time to time.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Firm Service” shall have the meaning set forth in Section 4.2 of Article IV.
“Force Majeure” shall have the meaning set forth in Section 7.3 of Article VII of Exhibit C.
“Fuel Usage Quantities” means the quantity of fuel measured (in MMBTUs) and consumed in operating Gatherer’s System (defined below).
“Gas” or “Natural Gas” means gas produced from oil and gas wells, residue gas remaining after processing such gas for the removal of liquefiable hydrocarbons therefrom, and any other gaseous hydrocarbons.
“Gatherer” shall have the meaning set forth in the preamble.
“Gathering Fee” shall have the meaning set forth in Exhibit E.
“Gathering System” means the twelve-inch (12”) diameter pipeline owned and operated by Gatherer which extends approximately 23 miles from the Bayou Sale Yard, located in St. Mary’s Parish, Louisiana, to an interconnect with Chevron North American Exploration and Production Company located in Eugene Island Block 24, offshore Louisiana, Gulf of Mexico.
“Laws” means any laws, rules, regulations, decrees and orders of the United States of America and all other governmental bodies, agencies and other authorities having jurisdiction over or affecting the provisions contained in, or the transactions contemplated by, this Agreement or the Parties or their operations, whether such laws now exist or are hereafter amended or enacted.
“MAOP” means maximum allowable operating pressure which may be amended from time to time.
“Mcf” means one thousand (1,000) cubic feet of Gas at 14.73 pounds per square inch and sixty degrees (60°) Fahrenheit.
“MMS” means the Minerals Management Service of the United States Department of the Interior, or any successor agency.
“MMBtu” means one million (1,000,000) Btus.
“Month” means a period of time beginning at 9:00 a.m. Central Time on the first Day of a calendar month and ending at 9:00 a.m. Central Time on the first Day of the next succeeding calendar month.
“Party” means, individually, either Gatherer or Shipper, collectively, the “Parties”.
“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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“Point of Delivery” means the existing Gas delivery point on the Gathering System for redelivery of Gas (which remains in a gaseous state) received at the Point of Receipt pursuant to this Agreement. The Point of Delivery is more fully described in Exhibit B of this Agreement.
“Point of Measurement” means the location of measurement equipment utilized to determine the quantities of Gas received for gathering hereunder as set forth on Exhibit B of this Agreement. Measurement shall be performed at the Point of Measurement pursuant to the provisions of Article IV of Exhibit C.
“Point of Receipt” means the point at which Shipper Tenders Production to the Gathering System for service hereunder. The Point of Receipt is more fully described in Exhibit B of this Agreement.
“Production” means any Gas owned or controlled by Shipper during the term hereof that is Tendered to Gatherer by Shipper at the Point of Receipt.
“psia” means pounds per square inch absolute.
“psig” means pounds per square inch gauge.
“Shipper” shall have the meaning set forth in the preamble.
“Shipper Cause” means acts or omissions by Shipper, including but not limited to Shipper’s failure to have adequate capacity from the Downstream Transporter or Shipper’s failure to comply with Articles III or V of Exhibit C, attached hereto.
“Stated Rate” means an annual rate of interest (compounded Monthly) equal to the lesser of:
(i)	the sum of the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first Day of the applicable Month plus two percent (2%); or
(ii)	the maximum lawful interest rate then in effect under applicable Laws.
“Tender” means the act of making Gas available by Shipper to the Gathering System at the Point of Receipt or by Gatherer for Shipper’s account at the Point of Delivery, whichever is applicable, where the Party delivering the Gas is capable of delivering the specified quantities and has offered to deliver such quantities to or for the account of the other Party.
     1.2. Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above shall have the meanings ascribed to them throughout this Agreement.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE II.
FACILITIES
     Measurement Data. Gatherer, or its designee, shall be solely responsible for obtaining all necessary measurement data concerning Gatherer’s receipts of Shipper’s Gas at the Point of Receipt hereunder. The quantity of Gas measured at the Point of Measurement shall be measured in accordance with the provisions of Article IV of Exhibit C, subject to the receipt of all necessary regulatory approvals.
ARTICLE III.
OPERATING TERMS AND CONDITIONS
     Gatherer’s operating terms and conditions, as further set forth in Exhibit C attached hereto, are for all purposes incorporated herein.
ARTICLE IV.
TENDER AND GATHERING OF GAS
     4.1. Tender of Production. Subject to the provisions of this Agreement, Shipper may Tender to the Gathering System at the Point of Receipt all of its Production if, when and as produced, each Day during the term of this Agreement.
     4.2. Firm Service. Subject to the terms of this Agreement, for each Day during the term of this Agreement, Gatherer shall gather on the Gathering System for Shipper at the fees set forth in Section 6.1 of Article VI, all of the Shipper’s Production produced and Tendered during such Day, up to a volume not to exceed the Firm Capacity MDQ and redeliver an Equivalent Thermal Quantity of Gas to or for the account of Shipper at the Point of Delivery (“Firm Service”). Gatherer’s obligation to provide Firm Service under this Agreement is fundamental to this Agreement. If the allocation priority system set out in Section 2.1 of Article II of Exhibit C ever causes Gatherer to curtail Shipper’s Production up to the Firm Capacity MDQ, Gatherer shall be excused only to the extent of Force Majeure events on the Gathering System, interruptions on Downstream Transporters, Shipper Cause, the scheduling of routine maintenance and/or operational activities by Gatherer required to maintain the integrity of the Gathering System, and/or to protect people or the environment.
     4.3. Authorized Overrun. Subject to the provisions of this Agreement, for each Day during the term of this Agreement, Shipper may Tender to the Gathering System, at the fee(s) set forth in Section 6.1 of Article VI, all of its Production in excess of the Firm Capacity MDQ (the “Authorized Overrun”). Subject to the provisions of this Agreement and after considering existing firm commitments and operations, Gatherer shall gather on the Gathering System any or all of such Authorized Overrun, on the priority set out in Section 2.1 of Article II of Exhibit C, attached hereto, to the extent Gatherer (in its sole discretion) determines the Gathering System has available capacity (including at the Point of Receipt and Point of Delivery).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE V.
FIRM CAPACITY MDQ
     5.1. Production Profile. Shipper’s effective Firm Capacity MDQ during the term of this Agreement shall be that set forth on Exhibit D.
     5.2. Firm Capacity MDQ Increases. Shipper’s Firm Capacity MDQ shall be increased upon the request, made in good faith by Shipper only in the following circumstances:
(A)	To reflect developmental drilling plans including but not limited to subsequent re-drill, work-over, re-completion attempts or any other well intervention which Shipper, in its sole opinion, deems appropriate.

(B)	To reflect initial production projections for new wells that may be connected to the Point of Receipt.

(C)	Notwithstanding the above, Shipper’s Firm Capacity MDQ shall not be increased unless Shipper supplies Gatherer with substantiating documentation such as its drill plans, third party engineering studies and any other information which Shipper reasonably believes supports its good faith request for a Firm Capacity MDQ increase.
Provided, however, that any such increase(s) are subject to the availability of uncommitted capacity in the Gathering System. In the event that capacity is not available, Gatherer shall have sixty (60) Days from the date on which the request for Firm Capacity MDQ increase is received to notify Shipper whether or not Gatherer will expand capacity for Firm Service to handle the requested increase.
     5.3 Firm Capacity MDQ Decreases. In the event that, for any ninety (90) consecutive Day period, the volumes of Shipper’s Production Tendered (plus any royalty-in-kind attributable to Shipper’s production) do not equal at least 80% of Shipper’s Firm Capacity MDQ, the following shall apply:
(A)	Shipper’s Firm Capacity MDQ may be reduced, at Gatherer’s sole option, prospectively to a level equal to ten percent (10%) over actual volumes of Shipper’s average Monthly Production during the past Contract Year, subject to Section 5.3(B) of this Article V.

(B)	Notwithstanding the foregoing subsection (A), if Shipper is able to demonstrate to Gatherer that prospective period volumes of Shipper’s Production is reasonably expected to occur at levels above actual volumes reflected during the past Contract Year period under review, such information will be considered in establishing any reductions to Shipper’s Firm Capacity MDQ.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE VI.
CHARGES
     6.1 Gathering Fee. Shipper shall pay, on a monthly basis, an amount equal to:
the product of the Gathering Fee set forth in Exhibit E times the sum of the following quantity:
All Production received and allocated to Shipper at the Point of Receipt.
     6.2 Demand Fee: Shipper shall pay, on a monthly basis an amount equal to:
the amount of the Demand Fee as set forth on Exhibit E times the Firm Capacity MDQ as reflected on Exhibit D, provided, however, that no Demand Fee shall be due and payable to Gatherer for those Days during which an event of Force Majeure has caused Gatherer to be unable to gather Shipper’s Production.
     6.3 Fuel Usage Quantities. Each Month Shipper shall provide at the Point of Receipt its pro rata share of any Fuel Usage Quantities, initially estimated to be 0%. In the event the Fuel Usage Quantities become greater than zero (0), Gatherer shall notify Shipper regarding the Fuel Usage Quantities charge (and an explanation of such charges setting forth in detail the figures and calculations for such charges) that shall apply, on a throughput basis beginning with the first day of the next calendar Month, to Shipper with regard to volumes Shipper actually delivers for transmission through Gatherer’s Gathering System.
     6.4 Lost and Unaccounted-for Quantities. Each Month Shipper shall provide at the Point of Receipt its pro rata share of actual line loss and unaccounted-for quantities actually incurred by Gatherer.
ARTICLE VII.
RECEIPT AND DELIVERY PRESSURES
     7.1 Shipper shall deliver to Gatherer Gas Tendered pursuant to this Agreement at the Point of Receipt at operating pressures that exist from time to time in the Gathering System, not to exceed the MAOP of the Gathering System, as may be determined from time to time. If Shipper desires to deliver Gas at the Point of Receipt on any Day in excess of such operating pressure, then Gatherer shall have the right, but not the obligation, to receive such Gas at such higher operating pressure. Gatherer’s refusal to receive Shipper’s Gas at such higher operating pressure shall not relieve Shipper of any of its obligations under this Agreement; provided, however, that if an event of Force Majeure renders the Gathering System unable to receive Gas at the Point of Receipt at essentially the same operating pressure prevailing in the Gathering System immediately prior to the event of Force Majeure, Shipper shall be relieved of its obligations under this Agreement to the extent its firm capacity rights are curtailed consistent with the terms of Exhibit C, Section 2.1, until such time as
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Shippers capacity rights are fully restored, when Shipper’s obligations will again be at one hundred percent (100%).
     7.2 Redeliveries of Gas by Gatherer to or for the account of Shipper at the Point of Delivery shall be at such pressures that may exist from time to time in the Gathering System at the Point of Delivery. Gatherer’s obligation to deliver Gas to the Point of Delivery shall be subject to the operational limitations of any Downstream Transporter receiving such Gas, including capacity, Gas measurement capability, and operating pressures. In no event shall Gatherer be required to redeliver Gas at the Point of Delivery at a pressure in excess of the maximum required delivery pressure at such Point of Delivery.
ARTICLE VIII.
TAXES AND ROYALTIES
     8.1 Shipper Taxes and Royalties. Shipper shall be responsible for all royalties and applicable occupation, production, severance, sales or first use Btu and ad valorem taxes and all taxes of similar nature or equivalent in effect on the Production gathered pursuant to this Agreement, regardless of whether Shipper or Gatherer is given the responsibility of collecting and paying such tax.
     8.2 Reimbursement of Taxes, Fees and Charges. Except as provided below, Shipper shall reimburse Gatherer for Shipper’s proportionate share (relative to other shippers on the Gathering System) of any future tax or any increase in an existing tax or other governmental exaction, including any exaction under existing or future statute(s) validly levied on and paid by Gatherer for, in respect of, or on account of the taking, gathering or delivery by Gatherer of the Gas provided for in this Agreement, and except to the extent resulting from a violation of Law by Gatherer, Shipper shall also be responsible for and reimburse Gatherer for Shipper’s proportionate share (relative to other shippers on the Gathering System) of any tax, fee, or other charge levied against Gatherer, pursuant to any applicable current or future Laws, for the purpose of creating a fund for the prevention, containment, clean up and/or removal of spills. Such obligation to reimburse shall specifically not include income, excess profits, capital stock or franchise taxes, Gatherer ad valorem taxes (or other similar taxes related to the Gathering System) or any fines, penalties or other fees, charges or amercements resulting from Gatherer’s failure to comply with any current or future Laws, except to the extent such failure results from Shipper’s failure to comply with current or future Laws.
     8.3. Right to Audit. For a period of twenty four (24) months following reimbursement of any taxes, fees or other costs made by Shipper to Gatherer under the provisions of Sections 8.1 and/or 8.2, Shipper shall have the right to audit the books and records of Gatherer to the extent related to assessment of the taxes, fees or other costs reimbursed by Shipper. During such twenty four (24) month time period, Gatherer agrees to maintain its applicable books and records and to make the same available to Shipper or Shipper’s designated representatives during Gatherer’s normal business hours. Gatherer and
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Shipper will endeavor to resolve any audit exceptions identified by Shipper within ninety (90) days following conclusion of such audit.
ARTICLE IX.
NOTICES
     9.1 Any notice, request, demand, statement or payment provided for in this Agreement, or any notice which a Party may desire to give to the other, shall be in writing, and shall be considered as duly delivered when actually received by Gatherer or Shipper at the following addresses:
1.	If to Shipper:

Contango Resources Company ATTN: MARC DUNCAN 3700 Buffalo Speedway, Suite 960 Houston, TX 77098 Telephone: 713-960-1901 Fax: 713-960-1065
2.	If to Gatherer:

Enbridge Offshore Pipelines (Seacrest) L.P. Attn: Director, East Asset Team 1100 Louisiana, Suite 3300 Houston, Texas 77002 Telephone: 713-821-3357 Fax: 713-821-2188
     9.2 Such addresses may from time to time be changed by mailing appropriate notice thereof to the other Party by certified or registered mail. Routine dispatching contacts and communications may be handled in writing or orally and confirmed in writing between the respective designated representatives of the Parties.
ARTICLE X.
INDEMNITY, LIMITATION OF DAMAGES AND INSURANCE
     10.1 Definitions. For purposes of this Article X and Exhibit C, the following definitions shall apply:
(A)	The term “Shipper Group” is used as a reference individually and collectively for Shipper, its shareholders, Affiliates, and contractors and its and their respective officers, directors, employees, agents, and representatives, and their insurers and underwriters in respect of actions brought directly against such insurers and underwriters.
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(B)	The term “Gatherer Group” is used as a reference individually and collectively for Gatherer, its member(s), shareholders if applicable, Affiliates, and contractors and its and their respective officers, directors, employees, agents, and representatives, and their insurers and underwriters in respect of actions brought directly against such insurers and underwriters.
(C)	The term “Liabilities” shall include, but not be limited to, any and all liabilities, costs, claims, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of litigation), and any and all fines, penalties and assessments, or any responsibility to governmental authorities in connection with or in any way arising out of, relating to, or incident to the activities contemplated under this Agreement.
(D)	The term “Environmental Liabilities” shall mean all liabilities, costs, claims, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of litigation) for damage or harm to the environment (including spill response, environmental pollution and contamination, cleanup costs and fines, penalties and assessments, or any responsibility to governmental authorities) brought by or on behalf of any party including third parties in connection with or in any way arising out of, relating to, or incident to the activities contemplated under this Agreement.
     10.2 Shipper’s Liability and Indemnification. Subject to the lost and unaccounted-for quantities set forth in Section 6.4 of Article VI of this Agreement, Shipper shall be in control and possession of Shipper’s Gas until delivered to Gatherer at the Point of Receipt and following its delivery by Gatherer at the Point of Delivery, and shall be fully responsible for and shall RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Gatherer Group against any and all Liabilities for claims for personal injury, death, property damage and Environmental Liabilities relating to Shipper’s Gas while in Shipper’s control and possession, except to the extent attributable to the negligence, gross negligence or willful misconduct of any member of Gatherer Group. Shipper further agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Gatherer Group from and against any and all Liabilities arising from claims for personal injury, death, property damage and Environmental Liabilities relating to Shipper’s ownership and/or operation of the facilities delivering Gas to the Point of Receipt and/or Shipper’s performance or nonperformance of its obligations under this Agreement, except to the extent attributable to the negligence, gross negligence or willful misconduct of any member of Gatherer Group.
     10.3 Gatherer’s Liability and Indemnification. Subject to the lost and unaccounted-for quantities set forth in Section 6.4 of Article VI of this Agreement, Gatherer shall be in control and possession of Shipper’s Gas from the time delivered to Gatherer at the Point of Receipt until
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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it is delivered by Gatherer at the Point of Delivery, and shall be fully responsible for and shall RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Shipper Group against any and all Liabilities for claims for personal injury, death, property damage and Environmental Liabilities relating to Shipper’s Gas while in Gatherer’s control and possession, except to the extent attributable to the negligence, gross negligence or willful misconduct of any member of Shipper Group. Gatherer further agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Shipper Group from and against any and all Liabilities arising from claims for personal injury, death, property damage and Environmental Liabilities relating to Gatherer’s ownership and/or operation of the Gathering Facilities and/or Gatherer’s performance or nonperformance of its obligations under this Agreement, except to the extent attributable to the negligence, gross negligence or willful misconduct of any member of Shipper Group.
     10.4 Responsibility for Gas. Notwithstanding anything to the contrary contained in Sections 10.2 and 10.3 of this Article, and subject to the lost and unaccounted-for quantities of Section 6.4 of Article VI of this Agreement, the Party in control and possession of the Gas affected by this Agreement shall be responsible and pay for any and all losses of Gas occurring while the Gas are in the possession and control of such Party, REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE NON-POSSESSING PARTY.
     10.5 Non-conforming Gas. Notwithstanding anything to the contrary contained in Sections 10.2, 10.3 and 10.4 of this Article, Shipper shall be responsible and pay for (including, but not limited to, the costs and expenses of repairing the Gathering System and returning the Gathering System to service) and RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Gatherer Group from any and all Liabilities and/or Environmental Liabilities to the extent caused by or resulting from the failure of Shipper’s Gas delivered hereunder to meet the quality specifications set forth in Article III of Exhibit C, incurred by any member of the Gatherer Group resulting from the Tender of any such non-conforming Gas by Shipper, REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY MEMBER OF GATHERER GROUP.
     10.6 Interruptions of Service. Notwithstanding anything to the contrary contained in this Article, Shipper agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Gatherer Group from and against any Liabilities for claims by any party with whom Shipper is in privity of contract as a result of any termination, suspension, or interruptions of service by Gatherer that is permitted under this Agreement, REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY MEMBER OF GATHERER GROUP.
     10.7 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES, INDIRECT DAMAGES, LOSS OF PROFITS, LOSS OF USE, OR PUNITIVE DAMAGES, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO THIRD PARTIES THAT ARE NOT AN AFFILIATE FOR WHICH A
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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PARTY TO THIS AGREEMENT WOULD OTHERWISE BE RESPONSIBLE. No language in this Agreement is intended to provide indemnification greater than that which is permitted by applicable law. If any limitations upon indemnification are imposed by applicable law, then such limitations are hereby incorporated by reference and made a part of this Agreement.
     10.8 Notice. In the event a claim is filed against either Party regarding matters arising out of the activities contemplated under this Agreement, that Party shall promptly notify the other Party of such claim. Participation by either Party in the defense of any such claim or suit shall not constitute a waiver of that Party’s rights to indemnification hereunder.
     10.9 Insurance. Each Party shall procure and maintain insurance of such types, and in such amounts, or at such Party’s option, self-insure, as is necessary to support the Party’s indemnification obligations under this Agreement. To the extent permitted by law, each Party shall ensure that its respective insurers waive all rights of subrogation against the other Party to the extent of a Party’s indemnification obligations to the other Party under this Agreement.
     10.10 Anti-Indemnity. Each Party agrees that it will not, under any circumstances, object to any indemnification obligation it may owe to another Party under this Agreement on the grounds that such indemnification obligation is unenforceable under, or in conflict with, V.T.C.A. Civil Practice and Remedies Code Section 127.001 et. seq. (commonly known as the Texas Oilfield Anti-Indemnity Act).
ARTICLE XI.
TERM AND TERMINATION
     11.1 Effective Date and Term. Unless otherwise terminated or canceled in accordance with the terms hereof, the term of this Agreement is five (5) years (“Primary Term”) from the Effective Date and continuing from year to year thereafter unless terminated by either Party giving at least sixty (60) days written notice to the other Party prior to the end of the Primary Term or any Contract Year thereafter.
     11.2 Termination. Unless otherwise provided herein, this Agreement may be terminated or canceled prior to the term set forth above as follows, and in no other manner:
(A)	Upon the occurrence and during the continuation of any Default or Event of Default if the terminating Party is not itself in Default (other than a Default which occurs because such Party is rightfully withholding performance in response to the other Party’s Default); or
(B)	By either Party upon and during the continuance of (i) the entry of the other Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings; (ii) the breach of any representation or warranty made by the other Party and contained in Article XII; or
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(C)	By the applicable Party pursuant to any provision of this Agreement expressly providing termination or cancellation rights; or
(D)	By both of the Parties at any time upon mutual written agreement.
     11.3 Rights and Obligations upon Termination. Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued to the date of such termination or cancellation or deprive a Party not in default of any right or remedy otherwise available to such Party. Upon termination or cancellation of this Agreement, the Parties shall retain all other rights and remedies available at law or in equity.
ARTICLE XII.
REPRESENTATIONS AND WARRANTIES
     Shipper and Gatherer each represent and warrant to each other that on and as of the date hereof:
(A)	It is duly formed and validly existing and in good standing under the Laws of its state of jurisdiction or formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;
(B)	The execution and delivery of this Agreement by it have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;
(C)	It has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;
(D)	The execution and delivery of this Agreement does not, and consummation of the transactions contemplated herein will not violate any of the provisions of organizational documents, any agreements pursuant to which it or its property is bound or, to its knowledge, any applicable Laws; and
(E)	This Agreement is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE XIII.
MISCELLANEOUS
     13.1. Entire Agreement. This Agreement constitutes the entirety of the understanding between the Parties with respect to the subject matter dealt with herein, and replaces and supersedes all prior agreements, conditions, understandings, representations and warranties made between the Parties with respect to the subject matter hereof, whether written or oral.
     13.2. Modifications. No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the authorized representatives of Parties of a supplementary written agreement.
     13.3. Waiver. No waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or a different character.
     13.4. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.
     13.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither Party shall assign or transfer its rights or obligations hereunder without the prior written consent of the other Party; which consent shall not be unreasonably withheld; provided that consent shall not be required for:
(A)	an assignment or transfer of a Party’s rights or obligations under this Agreement to an Affiliate(s) of such Party, which remains an Affiliate(s), or
(B)	a transfer, direct or indirect, of the equity ownership (including, without limitation, a merger, consolidation, share exchange or similar transaction) or a transfer of all or substantially all of the assets of the direct or indirect parent of any Party, or
(C)	a sale of one hundred percent (100%) of Shipper’s equity ownership in a well to a third party that has executed an assignment document in which the assignee agrees to be bound by all terms and provisions of this Agreement
     In the event of any assignment or transfer, whether or not consent is required hereunder, the assigning or transferring Party shall remain liable for such assigning or transferring Party’s liabilities, obligations, and performance accruing and arising under this Agreement prior to the effective dates of such assignment or transfer. No assignment or transfer of all or any portion of its rights, title, interest or obligations in and to this Agreement, as permitted herein, shall be effective as to the non-assigning Party until the
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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assignor or transferor has provided the non-assigning or non-transferring Party with a copy of such instrument. Any such assignment or transfer under this Agreement shall expressly provide in writing that (a) such assignment or transfer is made subject to the terms of this Agreement as to the interest transferred or assigned and (b) the assignee or transferee agrees to become a party to, and be bound by this Agreement as to the interest transferred or assigned. Any attempted assignment or transfer of any rights, title, interest, liabilities or obligations under this Agreement in violation of the terms of this Agreement may be treated by the other Party as null and void and of no force or effect.
     13.6 Confidentiality and Limited Disclosure. Each Party and its respective agents, employees, officers, directors, attorneys, auditors and other representatives (including individuals employed by lenders, accountants and other representatives of the disclosing party) (collectively, “Representatives”) shall keep and maintain the terms and provisions of this Agreement, but not the fact of its existence, in strict confidence, and shall not transmit, reveal, disclose or otherwise communicate any of the provisions of this Agreement to any Person without first obtaining the express written consent of the other Party, which consent shall not be unreasonably withheld. In addition, neither Party, without the prior written consent of the disclosing party, shall either (a) disclose the other Party’s Confidential Information, as defined herein below, to anyone other than those Representatives who need to know it in connection with the performance of this Agreement and have agreed to be bound by these obligations of confidentiality or (b) use the other Party’s Confidential Information for any purpose other than in the performance of this Agreement. For purposes of this Agreement, all data, maps, reports, drawings, specifications, records, technical or engineering information, and computer programs/software concerning a Party’s operations, processes or equipment that are provided and/or acquired in connection with this Agreement shall be deemed Confidential Information. Notwithstanding the foregoing, the receiving Party may disclose the Confidential Information without the disclosing Party’s prior written consent (i) in connection with the sale or disposition, farm out or trade of all or a portion of its interest in the Production; (ii) in connection with the sale or other disposition (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party; (iv) to a reputable financial institution(s) for study prior to the commitment of funds; or (v) to the extent that such information:
(A)	is already in the possession of the receiving Party at the time of disclosure without binder of secrecy, or which is acquired independently from a third party that, to the receiving Party’s knowledge, has the right to disseminate said information at the time acquired by receiving Party; or
(B)	is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party; or
(C)	is required to be disclosed under law or governmental authority (provided that receiving party gives written notice to the disclosing Party prior to such disclosure); or
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(D)	was independently developed by receiving party or its Representatives who have not had access to the Confidential Information furnished hereunder; and
(E)	any Confidential Data made available, other than with respect to subparagraph (c) above shall not be removed from the custody or premises of the Party making the Confidential Data available to third Parties. A third party permitted access shall first agree in writing neither to disclose the Confidential Data to others nor to use the Confidential Data except for the purpose for which it was disclosed.
     In the event any such Confidential Information is sought from a Party by any court or legislative or administrative body (whether by oral questions, interrogatories, subpoena, civil investigations, demand or similar process), that Party agrees to:
(i)	resist disclosure of said information on the grounds that it is under an obligation not to disclose the information to third parties; and
(ii)	promptly notify the other Party of the attempt to compel the disclosure of the information in order to afford the disclosing Party an opportunity to resist disclosure or to seek an appropriate protective order on its own.
     13.7. Exhibits and Attachments. All exhibits, attachments and the like contained herein or attached hereto are integrally related to this Agreement and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, attachments and the like attached hereto, the terms of the body of this Agreement shall prevail.
     13.8. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAWS RULES OR PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     13.9. Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purpose, the proper officers or directors of the Parties shall take or cause to be taken all such necessary actions.
     13.10. Survival. The representations, warranties, and indemnities given by the Parties shall survive this Agreement without regard to any action taken pursuant to this Agreement for a period of time coextensive with applicable statutes of limitations.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     13.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, each such provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by Law, reject this Agreement in its entirety.
     13.12. Cumulative Rights, Obligations and Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Other than the obligation to mediate pursuant to Section 13.22 of this Article XIII, in lieu of seeking judicial remedies, nothing herein shall be considered an election of remedies. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including without limitation, attorney’s fees and mediation expenses.
     13.13. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Articles, sections and other titles or headings are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.
     13.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.
     13.15. Time of the Essence. Time is of the essence with respect to any and all obligations arising pursuant to this Agreement.
     13.16. Joint Effort. This Agreement shall be deemed to have been prepared equally and jointly by the Parties.
     13.17.Economic Hardship. In the event that Gatherer’s cash outlays for operation and maintenance expenses of the Gathering System, plus overhead and reasonable return on capital, exceed the total of all Gathering System Fees received from Shipper and other shippers tendering Gas on the Gathering System, or the lateral of such system on which said Gas is gathered, then Gatherer shall have the right to request by written notice renegotiation of the Gathering Fee payable hereunder. Such notice by Gatherer shall set forth in detail the figures and calculations upon which Gatherer is relying on making its determination of such economic hardship. During the sixty (60) day period from Gatherer’s written notification, Gatherer and Shipper shall in good faith attempt to mutually agree upon a new Gathering Fee taking into account all fees received for the operation of the Gathering System. The Gathering Fee for billing purposes shall not change during the period of renegotiation. The new Gathering Fee agreed to through
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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renegotiation shall be effective sixty (60) days after the written notice requesting the renegotiation of the Gathering Fee. In the event the Parties hereto have not reached an agreement on a new Gathering Fee during said 60 day period, Gatherer shall provide service hereunder at a Gathering Fee not less than that which results in revenues received hereunder equal to the operation and maintenance expenses of Gatherer’s Gathering System (including overhead) and a reasonable profit margin consistent with that of other gas gathering companies providing similar services. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Gatherer shall not be required to continue service hereunder, and may cancel this Agreement with thirty (30) days advance written notice, if a catastrophic event of Force Majeure renders the rebuilding or repair of Gatherer’s Gathering System uneconomic, in Gatherer’s reasonable judgment.
Gatherer reserves the right to refuse to provide service or to terminate existing service at the Point of Receipt and to terminate this Agreement upon thirty (30) days notice to Shipper, should Gatherer, in its reasonable judgment, determine that the operation of the Gathering System is uneconomic.
     13.18. [This section left blank intentionally.]
     13.19 Change in MMS Regulation. In the event at any time during the term of this Agreement, including any extension(s) thereof, there is a change in Law that requires Gatherer to reduce volumes of Production gathered on the Gathering System below the applicable Firm Capacity MDQ in order to accommodate requests for gathering service by other shippers, then the stated Firm Capacity MDQ for Shipper, as well as other shippers on the system with firm maximum daily quantities shall be reduced prospectively from the effective date of such change in Law, such that the Firm Capacity MDQ available for firm service during any Month, or such shorter time period as may be mandated under such change in law, shall equal Shipper’s pro rata share of capacity determined based upon the proportion that Shipper’s reasonable nomination bears to the total nominations of all shippers for the period in question. For purposes of this Section 13.19, the term “change in Law” shall mean a change in applicable rules or regulations promulgated by the Minerals Management Service (“MMS”) or the Federal Energy Regulatory Commission (“FERC”) that precludes gatherers operating in the Outer Continental Shelf from acting as contract carriers that may offer shippers a quantity of reserved system capacity on a firm basis, and instead requires such gatherers to make their system capacity available on a pro rata basis to all shippers reasonably requesting access.
13.20 Laws:
(A) It is understood by the Parties that this Agreement and performance hereunder is subject to all present and future valid and applicable Laws.
(B) The Parties are obligated to perform their respective duties under this Agreement unless excused by Force Majeure or the unexcused failure of the other Party’s performance. The Parties’ rights and obligations with respect to the matters addressed herein are fixed by the terms of this Agreement. However, if at any time during the Term
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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of this Agreement a new Law or interpretation of an existing Law renders a Party’s performance under this Agreement illegal, or effects a change in any substantive provision of this Agreement that has a material adverse effect upon a Party to this Agreement, then the affected Party shall notify the other in writing, and Gatherer and Shipper shall negotiate in good faith to amend this Agreement in a manner that will most nearly restore to the Parties the economic benefits and burdens of this Agreement as existed prior to such change.
(C) If Gatherer and Shipper are not able to agree within six months after a Party first receives notice of the change from the affected Party on the terms of the appropriate amendment to restore the Parties to their respective position, then the Party adversely affected by the change may terminate this Agreement upon written notice delivered to the other Party within 30 days after the expiration of such six-month period.
(D) Until such time as this Agreement is amended by mutual agreement, or terminated, as applicable, each Party will meet all obligations under this Agreement, unless otherwise prohibited by Law. In the event this Agreement is terminated as set forth in Section 13.20(C) above, neither Party shall have any further liability to the other Party except for any payments due or owing under this Agreement prior to such termination and accrued liabilities existing at the time of such termination.
     13.21 Conflict of Interest. No director, employee, or agent of either Party, or any contractor, subcontractor or vendor of either Party, shall give to or receive from any director, employee or agent of the other Party, or any affiliate of the other Party, any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement.
     13.22 Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures specified in this Section 13.22, which shall be the sole and exclusive procedures for the resolution of any Disputes.
(A)	The Parties shall attempt in good faith to resolve any Dispute arising out of or relating to the this Agreement promptly by negotiation between senior management representatives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business. Within 21 Days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include (a) a statement of each Party’s position and a summary of arguments and evidence supporting that position, and (b) the name and title of the senior management representative who will represent that Party and of any other person who will accompany the senior management representative. Within 30 Days after delivery of the disputing Party’s notice, the senior management representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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reasonable requests for information made by one Party to the other will be honored.
(B)	If the Dispute has not been resolved by negotiation within 60 Days of the disputing Party’s notice, or if the Parties failed to meet within the initial 30-Day period, the Parties shall endeavor to settle the Dispute by mediation under the then current International Institute For Conflict Prevention and Resolution (or if such association has ceased to exist, the principal successor thereto) (“CPR”) commercial mediation procedures. The mediation shall take place in Houston, Texas. Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals, who will have experience in the natural gas industry.
(C)	All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
(D)	If the Dispute has not been resolved by mediation as provided herein within 90 Days of the initiation of the above procedures, either Party may initiate litigation upon 30 Days’ written notice to the other Party; provided, however, that if one Party has requested the other to participate in any of the above non-binding procedures and the other has failed to participate, the requesting Party may initiate litigation before expiration of the above period.
(E)	Notwithstanding the provisions of this clause, either Party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any Party or maintain the status quo before, during or after the pendency of the mediation. The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either Party to submit the Dispute to negotiation or mediation as described above, including any claims or disputes arising from the exercise of such interim, provisional or injunctive relief.
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized representatives effective as of the day and year first written in the preamble. This Agreement may be executed in multiple counterparts by the respective Parties.

“GATHERER” ENBRIDGE OFFSHORE PIPELINES (SEACREST) L.P.
By:	[Enbridge Holdings (Texas Systems) L.L.C.], its general partner

By:	/s/ John Loiacono
Title: Vice President - Commercial Activities
Name: John Loiacono

“SHIPPER” CONTANGO RESOURCES COMPANY
By:	/s/ Sergio Castro
Title: Vice President & Treasurer
Name: Sergio Castro

Exhibit A: Omitted
Exhibit B: Point of Receipt and Point of Delivery
Exhibit C: Operating Terms and Conditions
Exhibit D: Firm Capacity MDQ
Exhibit E: Fees
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT A

OMITTED
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B
POINT OF RECEIPT AND POINT OF DELIVERY
     1. Point of Receipt. The meter facility on the Chevron North American Exploration and Production Company Eugene Island 24 Platform which Gatherer and Shipper agree shall serve as the Point of Receipt and Point of Measurement.
     2. Point of Delivery. The existing interconnect between the Gathering System and Marathon Oil Company’s Burns Point Processing Plant inlet meter station located in the Bayou Sale Yard in St. Mary’s Parish, Louisiana.
     3. Point of Measurement. Gatherer’s meter facility on the Chevron North American Exploration and Production Company Eugene Island 24 Platform.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C
OPERATING TERMS AND CONDITIONS
I.	Definitions. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

II.	Nominations and Balancing
2.1 Allocation. Gatherer agrees to notify Shipper by telephone and confirm in writing either electronically or via fax as soon as reasonably possible in the event that a capacity curtailment allocation or interruption occurs. If, on any Day, insufficient capacity exists on the Gathering System at either the Point of Receipt or Point of Delivery such that Gatherer must limit services being provided by Gatherer on such Day, then, subject to all applicable Laws, capacity on the Gathering System shall be allocated, if necessary and for purposes of both scheduling of nominated quantities and curtailment of flowing volumes, as follows, in descending order of priority:
(1) Firm Service MDQ capacity shall be allocated on a pro-rata basis among all firm service agreements based on their respective MDQ entitlement and confirmed nominations in effect at that time.
(2) Authorized Overrun services shall be allocated pro-rata based on confirmed nominations in effect at that time.
(3) All interruptible services shall be allocated pro-rata based on each shipper’s confirmed nominations for such services.
(4) All make-up quantities to correct imbalances shall have the lowest priority of service on Gatherer’s Gathering System. Priority within this class shall be determined on a first-come, first-served basis. For operational purposes, Gatherer shall have the right and sole discretion to schedule make-up quantities at a higher priority, without liability to Shipper or any other entity.
2.2 Nomination and Scheduling Procedures. Gatherer and Shipper shall adhere to the following nomination, scheduling and balancing procedures:
Gatherer shall have no obligation to gather Gas hereunder on any Day until Shipper has provided Gatherer with a written or electronic nomination containing the applicable information set forth in this Section.
Gatherer’s Gas Scheduling Department maybe contacted by Shipper as follows:
     Business Hours Telephone: (832) 214-9383
     After Hours Telephone: (888) 650-8099 (Gas Control — Houston, TX)
     Gas Scheduling Department’s Fax Number: (713) 353-1794
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Each nomination submitted by Shipper will remain in effect until the earlier of (a) the effective date of a change or (b) the last Day of the calendar Month containing the effective flow date for the applicable nomination, unless otherwise stated in the applicable nomination.
(A) Timely Nominations
In the event that Shipper desires gathering service for the first Day of any Month, then Shipper’s written, timely nomination shall be due no later than 11:30 a.m. central clock time at least one (1) Day prior to the first Day of the Month.
In the event that Shipper desires to commence, change, or discontinue gathering service after the first Day of any Month, then Shipper’s written, timely nomination shall be due no later than 11:30 a.m. central clock time at least one (1) Day prior to the Day Shipper desires gathering service to commence, change, or discontinue.
(B) Late Nominations
Any nomination received after 11:30 a.m. central clock time on the Day established for a similar timely nomination shall be deemed a late nomination. Gatherer shall have no obligation to schedule such late nominations. Gatherer may, in its sole discretion, schedule late nominations if Gatherer determines, in its sole discretion, that such service would not be detrimental to its operations in any way. Such late nomination will be considered for scheduling on a first-nominated, first-served basis.
     Any nomination required by this Section shall include the following information:
•	Gatherer’s contract number and effective flow date;

•	Point(s) of Receipt: Gatherer’s meter number, well or upstream pipeline name, well or upstream pipeline operator, upstream shipper’s name and contract number (if applicable), and

•	Percent of wellstream to be transported (if applicable), nominated quantity (MMBtu/Day), and nominated imbalance make-up volume if any (MMBtu/Day),
During the nomination confirmation process, if Shipper’s nomination is modified by an upstream or downstream party, Gatherer shall endeavor to timely inform Shipper of such modification in order to resolve or confirm the modification before deeming Shippers’ nomination modified; provided, however, if Gatherer can’t confirm Shipper’s nomination with an upstream or downstream party, Gatherer may deem Shipper’s nomination to be modified by such upstream or downstream party.
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If Shipper repeatedly fails to provide Gatherer any written nomination in the manner required by this Section prior to delivery of Gas to Gatherer, or if Shipper repeatedly nominates Gas for delivery hereunder and then fails to deliver such Gas to Gatherer other than for reason(s) of Force Majeure, Gatherer may terminate this Agreement upon at least fifteen (15) Days prior written notice. Shipper will have five (5) Days in which to cure any defaults under this Section. The cure for any default hereunder shall be submitted to Gatherer in writing within said 5-Day period, and Gatherer shall have three (3) Days to either accept or reject such curative effort.
In the event that Shipper does not Tender sufficient Gas for gathering as nominated, Gatherer shall have the right to reduce Shipper’s nomination to match Gas volume tendered by Shipper and will notify Shipper of such cut in nominated volumes. Such notice may be made by telephone, fax or other electronic means. Gatherer shall have the right to void or adjust any nomination in the event Shipper does not Tender Gas for Gatherer as nominated.
Gas delivered to Gatherer hereunder during any Day shall be delivered at as nearly constant rate as operating conditions will permit.
Nothing contained herein shall preclude Gatherer from taking whatever reasonable action(s) it deems necessary, in good faith, to adjust receipts or deliveries hereunder in order to maintain the operational integrity of the Gathering System.
2.3 Audit. Shipper shall have the right to audit measurements related to Production made by Gatherer applicable to Gas delivered hereunder to the Point of Receipt for twenty-four (24) Months after the end of the Contract Year for the Month in which each such delivery occurs. Shipper shall not audit Gatherer’s measurement records more often than once every six (6) Months. Any measurements not contested with specificity in writing within twenty-four (24) Months after the end of the Contract Year for the Month in which such measurement occurs shall conclusively be deemed to be accurate.
2.4 Corrections. In the event Shipper’s timely audit determines inaccuracies or mismeasurement in the applicable audit period, then, Gatherer or Shipper as applicable, shall pay the undisputed difference to the other Party within 15 days of receipt of Shipper’s audit findings. Gatherer retains the right to question Shipper’s audit findings. Any unresolved disputes shall be subject to Dispute Resolution as provided for in Section 13.22 of the Agreement to which this Exhibit C is attached.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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III. Quality.
3.1 All Gas gathered by Gatherer from any source will be intermixed and must be compatible with other Shippers’ Gas shipments and shall be subject to such changes in gravity, quality and other characteristics as may result from such intermixing.
3.2 Gas Tendered at the Point of Receipt under the terms of this Agreement shall conform to the following quality specifications:
(a) Hydrogen Sulphide: The Gas shall not contain more than four (4) parts per million of hydrogen sulphide per hundred (100) cubic feet as determined by a method generally acceptable for use in the gas industry.
(b) Total Sulphur: The Gas shall not contain more than one (1) grain of total sulphur per hundred (100) cubic feet of gas as determined by a method generally acceptable for use in the gas industry.
(c) Temperature: The Gas shall not have a temperature of less than forty degrees (40º) nor more than one hundred twenty degrees (120º) Fahrenheit.
(d) Carbon Dioxide: The Gas shall not contain in excess of two percent (2%) by volume of carbon dioxide.
(e) Total Inerts: The Gas shall not contain in excess of four percent (4%) by volume of total inerts.
(f) Oxygen: The Gas shall not contain in excess of two-tenths of one percent (0.2%) by volume of oxygen.
(g) Objectionable Liquids and Solids: The Gas shall be free of objectionable liquids and solids and other potentially harmful matter and be commercially free from dust, gums, gum-forming constituents or other liquid or solid matter which might become separated from gas in the course of transportation through pipelines.
(h) Btu: The Gas shall not have a Btu of less than nine hundred fifty (950) Btu’s per cubic foot.
(i) Water: The Gas shall in no event have in excess of seven (7) pounds of water vapor per million (1,000,000) cubic feet of gas. The gas shall contain no free water.
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(j) Mercaptains: The mercaptan content shall not exceed five parts per million (5 ppm) by volume.
(k) Hazardous Waste: The Gas shall be free from all hazardous waste as that term is defined in the Resources Conservation and Recovery Act, 42 USC § 690 1, et seq.
(l) Substances in Violation of Applicable Law: Such Gas must not contain any substances in any amount which violate any applicable Laws of any jurisdictional authority with jurisdiction hereof.
3.3 Shipper and Gatherer, as applicable, shall monitor the quality of the Gas being tendered to the Gathering System. If Gas Tendered by Shipper for gathering hereunder shall fail at any time to conform to the specifications in Section 3.2 above or would cause the Gas tendered by Gatherer to any Downstream Transporter to not meet the specifications of such Downstream Transporter, then Gatherer shall immediately have the right to discontinue gathering services hereunder and shall notify Shipper of such non-conforming Gas from Shipper within a reasonable time after Gatherer has actual knowledge of such Tender of non-conforming Gas from Shipper. From time to time, Gatherer (in its sole discretion) may voluntarily waive such quality specifications and accept such non-conforming Gas but, such waiver shall not prejudice Gatherer’s rights to later discontinue its acceptance of non-conforming Gas.
3.4 Gatherer will use its reasonable efforts to ensure that no Gas received by Gatherer from any source into the Gathering System will cause the commingled Gas to fail to meet the quality specifications of the Gathering System.
IV.	Measurement
4.1 Definitions. For purposes of this Article IV of this Exhibit C, the following capitalized terms shall have the meanings ascribed below:
“British Thermal Unit” or “Btu” is the basic unit of thermal energy measurement, which is referred to technically as the International Btu or Btu (IT), and is commonly stated as one thousand fifty-five and five hundred fifty-nine ten-thousandths Joules (1055.0559 J), (exact conversion 1055.055 852 62 J), as used for calculations throughout the industry under GPA 2145 and GPA 2172. This amount of heat was historically defined as that which will raise one (1) pound of water one degree Fahrenheit (1° F) near a temperature of sixty degrees Fahrenheit (60°F) under atmospheric pressure.
“Standard Cubic Foot” or “scf”, is the basic unit of Gas volume measurement and means the volume of Gas which will occupy one (1) cubic foot when corrected for real Gas behavior to standard temperature of sixty degrees Fahrenheit (60oF), and standard pressure of fourteen and seventy-three hundredths pounds per square inch
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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absolute (14.73 psia). This conversion shall be done according to generally accepted engineering practice, using the latest revision of AGA Report No. 8.
“Mscf” means one thousand (1,000) scf.
“MMscf” means one million (1,000,000) scf.
4.2 Gatherer will own, operate and maintain the Point of Measurement equipment. Gatherer shall at its expense perform or cause to be performed all measurement and testing of Gas. Shipper may, at Shipper’s sole expense, install and operate Gas check-measuring equipment that does not interfere with Gatherer’s measurement and testing.
4.3 Measurement and mathematical treatment of data shall be done according to accepted industry practices, subject to standards set in the latest revisions of documents published by the following entities: American Gas Association (AGA), Gas Processors Association (GPA), American Petroleum Institute Manual of Petroleum Measurement Standards (API MPMS), American National Standards Institute (ANSI), and Gas Research Institute (GRI). These documents are often published by multiple organizations and are referenced here by one of the most common designations. These are: AGA Report No. 3 / API MPMS Chapter 14.3 / GPA 8185 / ANSI/API 2530 “Orifice Metering of Natural Gases”, AGA Report No. 7 “Measurement of Gas by Turbine Meters”, AGA Report No. 8 / API MPMS Chapter 14.2 / GRI publication “Compressibility Factors of Natural Gas and Other Related Hydrocarbon Gases”, AGA Report No. 9 “Measurement of Gas by Multipath Ultrasonic Meters”, API MPMS Chapter 21 “Flow Measurement Using Electronic Metering Systems”, GPA Standard 2145 “Table of Physical Constants for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”, GPA Standard 2166 “Obtaining Natural Gas Samples for Analysis by Gas Chromatography”, GPA Standard 2172 / API MPMS Chapter 14.5 “Calculation of Gross Heating Value, Relative Density and Compressibility Factor for Natural Gas Mixtures from Compositional Analysis”, GPA Standard 2261 “Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography”, GPA Standard 2286, “Tentative Method of Extended Analysis for Natural Gas and Similar Gaseous Mixtures by Temperature Programmed Gas Chromatography”.
4.4 Thermal energy associated with a quantity of Gas shall be that which is theoretically transferred from the complete, ideal combustion of real, dry Gas in air beginning and ending at standard temperature of sixty degrees Fahrenheit (60oF), and standard pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia) with all water formed by the reaction condensed to liquid. This is commonly referred to as a gross, real, dry heating value when expressed in terms of the unit of thermal energy content per unit of gas, e.g. Btu/scf.
4.5 Gas volumes shall be measured, calculated, and recorded by an Electronic Flow Meter (“EFM”) operated according to API MPMS Chapter 21.
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4.6 The EFM and end devices such as pressure transducers, temperature transducers, etc. shall be calibrated as a system, or the proper functionality verified by appropriate means on a monthly basis. This activity shall be open to representatives of the Parties upon request. If a Party requests a special test of any measuring equipment, a prompt verification shall be performed to ensure accuracy of the equipment. The expense of the special test shall be borne by the requesting Party if the tested equipment is found to produce an error of two percent (2%) or less in the Gas volume or energy content flow recordings. During any test, the EFM reading of any transducer shall be brought into agreement on a best-efforts basis to the calibration standard if the EFM reading is found to differ by an amount greater than the uncertainty of the standard or the EFM uncertainty.
4.7 If upon calibration or verification, any error in measurement is discovered which caused an error of two percent (2%) or less in the Gas volume or energy content, then the previously measured quantities shall be considered accurate in computing Gas flow, but the equipment shall be adjusted on a best-efforts basis to read accurately.
4.8 If upon calibration or verification, any error in measurement is discovered which caused an error of more than one percent (1%) in the Gas volume or energy content, then the previously measured quantities shall be corrected, and the equipment shall be adjusted on a best-efforts basis to read accurately. Any previous error in measurement shall be corrected to zero error for any period which is known definitely, but in the case where the period of error is not known or cannot be agreed upon, such correction shall be applied to the latter half of the period since the last test.
4.9 In the event a meter is out of service or registering inaccurately in excess of two percent (2%), the quantities of Gas shall be determined as follows:
(A)	By using the data recorded by any check measurement equipment installed and believed to be accurately registering the data which were recorded inaccurately by the custody transfer meter; or if this method is unavailable,

(B)	By correcting the erroneous data if the magnitude of error is ascertainable by calibration, test, or mathematical calculation; or if this method is also unavailable,

(C)	By estimating the quantities of Gas by inference based on best available data relating pipeline system performance to Gas quantities which flowed under similar conditions to those during the time period in question.
4.10 Orifice meters shall be designed, installed, and operated according to the latest revision of AGA Report No. 3 in effect at the time of such activity, and shall be
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updated to comply with revisions of AGA Report No. 3, as mutually agreed to by the Parties.
4.11. Gas turbine meters shall be designed, installed, and operated according to the latest revision of AGA Report No. 7 in effect at the time of such activity, and shall be updated to comply with revisions of AGA Report No. 7, as mutually agreed to by the Parties.
4.12 Ultrasonic meters shall be designed, installed, and operated according to the latest revision of AGA Report No. 9 in effect at the time of such activity, and shall be updated to comply with revisions of AGA Report No. 9, as mutually agreed to by the Parties.
4.13 Gas composition data shall be obtained from Gas chromatograph analysis of samples obtained following procedures in GPA Standard 2166. Gas chromatography shall be performed according to GPA Standard 2261 or GPA Standard 2286, as appropriate. Certain Gas property data required for calculation of Gas volume flow and thermal energy flow shall be calculated using methods described in GPA Standard 2172, while compressibility used for calculation of Gas volumes shall be obtained according to AGA Report No. 8.
4.14 Gas composition data shall be derived from samples obtained from a proportional-to-flow sampler, i.e. a sampling device set up to collect and aggregate a series of small samples in proportion to Gas volume flow, from on-site real time chromatographic analysis, or from other equipment or method as may be mutually agreed upon by the Parties. At a minimum, composition data pertinent to determining Gas volume and thermal energy flow shall be determined for the Point of Measurement(s) at least monthly.
4.15 Measurement data and calibration records shall be preserved in accordance with the applicable rules and regulatory bodies having jurisdiction with respect to retention of such records, and in any event, for at least twenty-four (24) Months after the end of the year to which such records pertain. These records shall be made available to any Party having audit rights to examine them under the terms and conditions governing such an audit.
4.16 If, at any time during the term hereof, a new method or technique is developed with respect to Gas measurement or to the determination of the factors used in such Gas measurement, such new method or technique may be substituted for the method set forth in this Article IV when, in the opinion of the Parties, employing such new method or technique is advisable.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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V.	Billing
5.1 Gatherer’s Statement. Gatherer shall render a statement to Shipper no later than the twenty fifth (25th) business Day of each Month setting forth the amounts due Gatherer, as provided for in Article VI of the Agreement to which this Exhibit C is attached, for gathering along with related services provided to Shipper during the preceding Month pursuant to this Agreement. If actual quantities are not available, Gatherer may utilize a reasonable, good faith estimated quantity based on confirmed nominations. As soon as the actual quantity becomes available, the estimated quantity shall be adjusted and the adjustment shall be reflected in subsequent Months’ business.
5.2 Payment. Shipper shall pay Gatherer the amount due in the form of immediately available federal funds by wire transfer to the bank account specified on the statement, or any other mutually agreed upon method, within ten (10) Days from receipt of such statement. Shipper must tender a timely payment even if the statement includes an estimated receipt or delivery volume.
5.3 Any payment shall not prejudice the right of Shipper to an adjustment of any bill with interest at the Stated Rate from the date of payment to the date of such refund to which it has taken written exception, provided that a claim therefore shall have been made within the audit period provided by Section 2.3 of Article II of this Exhibit C; provided, however, that measurement adjustments determined as a result of an audit conducted pursuant to Section 2.3 of Article II of this Exhibit C may be made at any time prior to two (2) Months after the expiration of the applicable audit period. If Shipper fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to Gatherer, interest at the Stated Rate shall accrue on unpaid amounts.
5.4 Notwithstanding the foregoing, if a good faith Dispute arises between Shipper and Gatherer concerning a statement, Shipper shall pay that portion of the statement not in Dispute on or before such due date, and upon the ultimate determination that the disputed portion of the statement is in fact due, Shipper shall pay the remaining amount owed, if any, plus the interest accrued thereon at the Stated Rate.
5.5 Gatherer shall have the right to suspend service under this Agreement without liability in the event Shipper fails to pay undisputed amounts due within fifteen (15) days following receipt of written notice of any such delinquency.
VI.	Title and Warranty
6.1. Shipper’s Warranty. Shipper hereby represents and warrants that it has title to, or the right and authority to deliver to Gatherer, all the Production. Shipper represents and warrants that such Gas shall be free and clear of all liens, encumbrances and claims whatsoever, and AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS any member of Gatherer Group against all Liabilities incurred by Gatherer on account of any such liens, encumbrances and claims.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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6.2. Gatherer’s Warranty. Gatherer represents and warrants that the Gas redelivered to Shipper shall be free and clear of all liens, encumbrances and claims whatsoever and AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS any member of Shipper Group against all Liabilities incurred by Shipper on account of any such liens, encumbrances and claims.
VII.	Force Majeure
7.1. Neither Party shall be liable to the other Party for failure to perform any of its obligations under this Agreement, other than the obligation to pay monies due hereunder, to the extent such performance is hindered, delayed or prevented by an event of Force Majeure (as defined in Section 7.3 of this Exhibit C) that was not reasonably within the control of the Party affected or could not have been prevented or overcome by the exercise of due diligence by such Party. A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall promptly give written notice to that effect to the other Party stating in reasonable detail the circumstances underlying such Force Majeure. Such events affecting the performance under this Agreement by either Party, however, shall not relieve either Party of liability in the event of its concurring negligence.
7.2 A Party claiming Force Majeure shall: (i) diligently use all reasonable and prudent efforts to remove the cause, condition, or event or circumstance of such Force Majeure, (ii) promptly give written notice to the other Party of the termination of such Force Majeure, (iii) resume performance of any suspended obligation as soon as reasonably practicable after termination of such Force Majeure, and (iv) not be obligated to settle any labor Dispute except on terms acceptable to it in its sole discretion.
7.3 “Force Majeure”, as used in this Exhibit C and the Agreement to which this Exhibit C is attached, shall include the following, as long as such event is not reasonably within the control of the Party affected and that could not have been prevented or overcome by the exercise of due diligence by such Party:
(A)	acts of the public enemy, pirates, assailing thieves or other belligerents, civil unrest, riots or disorders, acts or threats of terrorism on facilities, wars (declared or undeclared), sabotage, revolutions, insurrections or labor disputes;

(B)	fires and explosions from whatever cause, lightning, maritime peril, collisions, storms, threat of hurricanes or tropical storms, earthquakes, floods, disease, pestilence, and other actions of the elements;

(C)	disruption or breakdown of production or transportation facilities, equipment, labor, or materials;

(D)	closing or restrictions on the use of necessary facilities by third parties;
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(E)	any interruption in the source, transportation, or delivery of natural gas reasonably beyond the control of either Party;

(F)	hydrate obstruction or blockages of any kind;

(G)	the inability of either Party to acquire, or delay on the part of such Party in acquiring, at reasonable cost, servitudes, rights-of-way grants, permits, permissions, licenses, materials or supplies which are required to enable such Party to fulfill its obligations hereunder;

(H)	shutdowns for repairs, improvements, replacements or inspections of facilities;

(I)	the act of any court or governmental authority prohibiting a Party from discharging its obligations under this Agreement or resulting in diminutions in service and conduct which would violate any applicable Laws; or

(J)	any other cause whether or not of the same class or kind, reasonably beyond the control of the Party claiming suspension or by which the exercise of due diligence the affected Party is unable to overcome.
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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D
FIRM CAPACITY MDQ
MMBTU/D

Contract Year	MDQ
2008	100,000
2009	100,000
2010	100,000
2011	50,000
2012	50,000
2013	0

*	The Parties, in good faith, agree to amend this schedule, if needed, to provide for Production after 2013.
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT E
FEES
1.	Gathering Fee. The fee for the gathering of Shipper’s Production at the Point of Receipt to the Point of Delivery shall be the rate as defined in the following table, multiplied by the MMBtu received by Gatherer from Shipper (as allocated by Chevron North American Exploration and Production Company, or any successor platform operator) at the Point(s) of Receipt (“Gathering Fee”):

>= 50,000 MMBtu/Day	[*]
25,000 to 49,999 MMBtu/Day	[*]
5,000 to 24,999 MMBtu/Day	[*]
2,500 to 4,999 MMBtu/Day	[*]
1,000 to 2,499 MMBtu/Day	[*]
<= 999 MMBtu/Day	[*]
The MMBtu/Day shall be determined by dividing the total MMBtu received at the Point(s) of Receipt by the number of days in the Month.

2.	Demand Fee. In addition to Gathering Fee as described in Exhibit E, Section 1, the fee for the Shipper’s Firm Capacity MDQ demand shall be [*] per MMBtu (inclusive of add-ons and surcharges) (“Demand Fee”).
[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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